MEDICUS PHARMA LTD ANNOUNCES A BINDING LETTER OF
INTENT TO ACQUIRE ANTEV LTD. FOR ~ US $75 Million IN A
SHARE EXCHANGE TRANSACTION

Antev Shareholders to Receive Aggregate ~19% Equity Stake in Medicus
plus US$65 Million in Contingent Payments

Antev is developing Teverelix, A next generation GnRH Antagonist, as first in class market product for Acute Urinary Retention (AUR) and high CV risk Prostate Cancer

Philadelphia, Pennsylvania---April 28, 2025 - Medicus Pharma Ltd. (NASDAQ: MDCX) ("Medicus") and Antev Ltd. ("Antev"), a UK-based late clinical-stage drug development company, announced today that they have entered into a binding letter of intent dated April 26, 2025 (the "Letter Agreement") pursuant to which Medicus has agreed to acquire all of the issued and outstanding shares of Antev (the "Antev Shares") on a share exchange basis (the "Transaction").

Antev is a clinical stage biotech company, developing Teverelix, a next generation GnRH antagonist, as first in market product for cardiovascular high-risk prostate cancer patients and patients with first acute urinary retention (AURr) episodes due to enlarged prostate.

Subject to the assumptions, qualifications, and conditions noted in the Letter Agreement, Medicus will negotiate and enter into a definitive agreement with Antev to acquire all issued and outstanding Antev Shares, on a fully diluted basis, in exchange for 2,666,600 (or approximately 19% in aggregate) of the issued and outstanding Medicus common shares (the "Consideration Shares").

In addition to resale restrictions prescribed under applicable securities law, the Consideration Shares issuable to Antev shareholders will be subject to a 9-month staggered lock-up and an agreement granting certain voting rights in favor of Medicus management for a period of 36 months.

Antev shareholders will be entitled to receive up to approximately US$65 million in additional contingent consideration tied to potential future FDA Phase 2 and New Drug Application approvals, as more particularly described in the Letter Agreement.

The Transaction is expected to close before the end of June 2025, subject to the completion of satisfactory due diligence by Medicus, negotiation of definitive agreements, obtaining applicable corporate, regulatory and other third-party approvals and the fulfillment of customary closing conditions. No assurances can be made that the parties will successfully negotiate and enter into a definitive agreement, or that the proposed transactions will be consummated on the terms or timeframe currently contemplated, or at all.

"The LOI to acquire Antev represents strategic depth in our drug development program" stated Dr. Raza Bokhari, Executive Chairman & CEO "Teverelix, a next generation GnRH antagonist, is relatively derisked and is well positioned to become first in class product to prevent acute urinary retention recurrence and treat advanced prostate cancer in patients with high cardiovascular risk profile, collectively representing ~$6Billion in potential market opportunity"

1. Antev Acute Urinary Retention (AUR) Indication:

Teverelix is aiming to be the first-in-class indication product for preventing recurrence of acute urinary retention (AURr) in males 45 years or older, who suffer from benign prostate hyperplasia (BPH). Antev has a US Food and Drug Administration (FDA) approved phase 2b study designed to randomize 390 men after a successful trial without catheterization (TWOC). 85% of nearly one million (1M) annual AUR episodes in the US occur in Men 60+ who suffer from enlarged prostate that manifests with age and frequently is followed by a recurrent episode within 6 months for approximately 30% of men, presenting a potential market opportunity of more than US $2B annually.

Antev planned Phase 2b Study Design in Acute Urinary Retention:

Randomized controlled double blinded study in 390 men after a successful TWOC in 60-70 sites in United States (US) and European Union (EU). The participants shall receive either single intramuscular (IM) or subcutaneous (SC) injection (90mg or 120mg) or placebo in addition to standard therapy. Primary endpoint is a composite of AURr, need for surgery or poor urinary flow metrics in the first 28 weeks plus 24 weeks follow up.

2. Antev High Cardiovascular (CV) Risk Advanced Prostate Cancer (APC) indication:

Teverelix is aiming to be the best-in-class indication product for hormone therapy for advanced prostate cancer (APC) patients with increased CV risk. Antev has a US Food and Drug Administration (FDA) approved phase 2b open label study designed to recruit 40 men with advanced prostate cancer. Antev is targeting a niche in patients with CV risk, aiming to provide an androgen deprivation therapy (ADT) option with potentially lower cardiac toxicity than conventional GnRH agonists. If approved, Teverelix could become the first hormone therapy labeled specifically for treating prostate cancer in patients with a history of cardiovascular disease. 300,000 to 500,000 men in the US are living with advanced stage prostate cancer presenting a potential market opportunity of more than US $4B annually.

Antev planned Phase 2b Study Design in Advanced Prostate Cancer

Open label study in 40 men with advanced prostate cancer suitable for ADT. The participants shall receive a loading dose of 180mg IM plus x2 180mg SC (total 540mg), followed by x2 180mg (360mg) SC day 29 and every 6 weeks. The total duration of the treatment is 22 weeks. Primary endpoint is to confirm castration rate by day 29, sustaining to day 155, probability greater than 90%.

For further information contact:

Carolyn Bonner, President

(610) 636-0184

cbonner@medicuspharma.com

Anna Baran-Djokovic, SVP Investor Relations

(305) 615-9162

adjokovic@medicuspharma.com

About Medicus Pharma Ltd:

Medicus Pharma Ltd. (Nasdaq: MDCX) is a biotech/life sciences company focused on accelerating the clinical development programs of novel and disruptive therapeutics assets.

SkinJect Inc. a wholly owned subsidiary of Medicus Pharma Ltd, is a development stage, life sciences company focused on commercializing novel, non-invasive treatment for basal cell skin cancer using patented dissolvable microneedle patch to deliver chemotherapeutic agent to eradicate tumors cells. The Company has completed a phase 1 safety & tolerability study (SKNJCT-001) in March of 2021, which met its primary objective of safety and tolerability; the study also describes the efficacy of the investigational product D-MNA, with six (6) participants experiencing complete response on histological examination of the resected lesion. The Company submitted a Phase 2 IND clinical protocol to the FDA in January 2024 for a randomized, controlled, double-blind, multicenter clinical study (SKNJCT-003). In July 2024, an updated package was submitted to the FDA. The study design is to evaluate the efficacy of two dose of two dose levels (100 and 200 ug) of D-MNA compared to placebo (P-MNA) in sixty (60) subjects with nodular BCC. Patient recruitment is currently underway in nine sites across the United States. In April 2025. Investigational review board increased the number of participants to Ninety (90) subjects. In March 2025 the company also announced a positively trending interim analysis for SKNJCT-003 demonstrating more the 60% clinical clearance The interim analysis was conducted after more than 50% of the targeted 60 patients in the study were randomized. The findings of the interim analysis are preliminary and may or may not correlate with the findings of the study once completed.

About Antev Ltd:

Antev is a clinical stage biotech company, developing Teverelix, a next generation GnRH antagonist, as first in market product for high CV -risk prostate cancer patients and patients with first acute urinary retention (AUR) episodes due to enlarged prostate.

Antev's flagship drug candidate is Teverelix trifluoroacetate (Teverelix TFA), a long-acting gonadotrophin-releasing hormone (GnRH) antagonist. Unlike GnRH agonists, which can cause an initial surge in testosterone levels, Teverelix directly suppresses sex hormone production without this surge, potentially reducing cardiovascular risks. This mechanism is particularly beneficial for patients with existing cardiovascular conditions. Teverelix is formulated as a microcrystalline suspension, allowing for sustained release and a six-week dosing interval, which may improve patient compliance and outcomes.

In September 2020 Antev completed a Phase 1 clinical trial in which Teverelix was shown to be well tolerated with no dose-limiting toxicities and demonstrated rapid testosterone suppression. The study included 48 healthy male volunteers. In February 2023 Antev also completed a Phase 2a study in fifty (50) patients with advanced prostate cancer (APC), where Teverelix achieved the primary endpoint of greater than 90% probability of castration levels of testosterone suppression (97.5%) but the secondary endpoint of maintaining this rate above 90% was not met with the probability dropping to 82.5% by Day 42.

In January 2023, the U.S. Food and Drug Administration (FDA), reviewed the Phase 1 and Phase 2a data and provided written guidance on Antev's proposed Phase 3 trial design for Teverelix. This milestone supports the company's clinical plans to develop Teverelix as a treatment for advanced prostate cancer patients with increased cardiovascular risk.

In December 2023, FDA approved the phase 2b study design in advanced prostate cancer covering 40 patients.

In November 2024, FDA approved the Phase 2b study design in acute urinary retention covering 390 patients.

Cautionary Notice on Forward-Looking Statements

Certain information in this news release constitutes "forward-looking information" under applicable securities laws. "Forward-looking information" is defined as disclosure regarding possible events, conditions or financial performance that is based on assumptions about future economic conditions and courses of action and includes, without limitation, statements regarding the Transaction, including the entry into a definitive agreement in respect of the Transaction, the closing of the transaction or the timing thereof, the potential benefits of the Transaction, if consummated, including plans and expectations concerning, and future outcomes relating to, the development, advancement and commercialization of Teverelix, and the potential market opportunities related thereto, the results of the Company's interim analysis, which may or may not correlate with the findings of the clinical study report that will be compiled following completion of the phase 2 study, the Company's plans and expectations concerning, and future outcomes relating to,  the submission and advancement of the phase 2 clinical protocol, the randomization of patients and size of the study, the Company's intention to complete and submit an interim data analysis to the FDA and to request a Type C meeting and the timing thereof,  the Company's aim to fast fast-track the clinical development program and convert the SKNJCT-003 exploratory clinical trial into a pivotal clinical trial, and approval from the FDA and the timing thereof. Forward-looking statements are often but not always, identified by the use of such terms as "may", "on track", "aim", "might", "will", "will likely result", "would", "should", "estimate", "plan", "project", "forecast", "intend", "expect", "anticipate", "believe", "seek", "continue", "target" or the negative and/or inverse of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including those risk factors described in the Company's annual report on form 10-K for the year ended December 31, 2024 (the "Annual Report"), along with the Company's other public filings on EDGAR and SEDAR+, which may impact, among other things, the trading price and liquidity of the Company's common shares. Forward-looking statements contained in this news release are expressly qualified by this cautionary statement and reflect our expectations as of the date hereof and thus are subject to change thereafter. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Readers are cautioned that the foregoing list is not exhaustive, and readers are encouraged to review the Annual Report accessible on the Company's profile on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca. Readers are further cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated.